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                                                                      Exhibit 99


                BALDWIN PIANO & ORGAN COMPANY ANNOUNCES DEBTOR IN
             POSSESSION FINANCING ARRANGEMENT WITH GENERAL ELECTRIC
    CAPITAL COMMERCIAL FINANCE INC. AND DELISTING BY THE NASDAQ STOCK MARKET


MASON, OHIO---JUNE 27, 2001. Baldwin Piano & Organ Company announced today that it has entered into a debtor in possession financing arrangement, subject to Bankruptcy Court approval, with General Electric Capital Commercial Finance
(GECC). The loan will permit the Company to continue its reorganization/restructuring efforts under the protection of the United States Bankruptcy Code. Mr. Bob Jones, chief executive officer and president of Baldwin, in a statement, said, "This lending arrangement will provide Baldwin the opportunity to continue its restructuring efforts and devote its energies to its day-to-day operations. GECC's commitment, coupled with our enhanced efficiencies, will permit the Company to engage in its normal course of business during the traditionally slow summer season in the piano manufacturing industry. Current management will continue to explore any and all alternatives to enhance values, increase performance, and produce quality pianos."

Mr. Kenneth W. Pavia, chairman of Baldwin, stated "Management continues to implement its restructuring plans. GECC, our primary lending partner, has permitted us to continue our operations, meet our current obligations, and begin to build a new Baldwin Piano & Organ Company. I am optimistic in regard to the direction of the Company and look forward to its eventual success."

In an unrelated matter, the Company announced the delisting of the Company's stock on Nasdaq. In a letter to the Company dated June 19, 2001, Nasdaq cited the Company's recent bankruptcy filing and Nasdaq Marketplace Rules 4450(f) and 4330(a)(3) as determining factors in its decision. Mr. Jones, in a statement, said, "While we regret Nasdaq's decision, the Company understands the ramifications of it seeking protection under Chapter 11 of the United States Bankruptcy Code. We look forward to restructuring the Company, regaining investor confidence, and applying for future listing on Nasdaq. In the interim, our stock is eligible to trade in the over-the-counter market." Mr. Pavia stated that "While Baldwin's current shareholders continue to suffer, the Company is proceeding to disentangle itself from the horns of the legacy issues which have negatively impacted performance."

Baldwin Piano & Organ Company, the maker of America's best selling pianos, has marketed keyboard musical products for over 140 years.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, uncertainties related to the Company's bankruptcy and ability to successfully restructure its business, the impact of competitive products and pricing, product demand and market acceptance, reliance on key strategic alliances, fluctuation in operating results and other risks detailed from time-to-time in the Company's filings with the Securities and Exchange Commission.

For information contact, Robert Jones Chief Executive Officer at (513) 754-4500.